Exhibit 5.1

[Letterhead of Protective Life Insurance Company]

February 17, 2009

Protective Life Insurance Company
2801 Highway 280 South
Birmingham, AL 35223

Re:	Secured Notes Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Associate Counsel with Protective Life Corporation, serving as in-house counsel to Protective Life Insurance Company, a Tennessee stock life insurance company (“Protective Life”).  I am furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by Protective Life, of a Registration Statement on Form S-3 (File No. 333-155-707) (the “Registration Statement”), including a prospectus relating to secured notes (the “Notes”) to be issued by either a newly formed Delaware statutory trust or a newly formed Delaware common law trust (each, a “Trust” and together, the “Trusts”), a prospectus supplement relating to secured medium-term notes to be issued by the Trusts (the “Secured Medium-Term Notes Prospectus Supplement”) and a prospectus supplement relating to secured InterNotes® to be issued by the Trusts (the “InterNotes® Prospectus Supplement”), relating to: (i) the registration and public offering of up to $2,500,000,000 (and up to an additional $500,000,000, which may be registered in accordance with Rule 462(b) under the Act), or the equivalent amount in one or more foreign currencies, aggregate principal amount of Notes to be issued by the Trusts, with each Trust to issue one series of Notes (each series of Notes, a “Series of Notes” and each Trust with respect to its Series of Notes, the “Issuing Trust”), pursuant to an Indenture (each an “Indenture”) to be entered into between each Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), substantially in the form filed as an exhibit to the Registration Statement and (ii) the registration of up to $2,500,000,000 (and up to an additional $500,000,000, which may be registered in accordance with Rule 462(b) under the Act), or the equivalent amount in one or more foreign currencies, of Protective Life’s funding agreements to be sold to the Trusts in connection with the sale of the Notes.

In connection with the delivery of this opinion, I and/or other attorneys in the legal department of Protective Life Corporation have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certifi-

cates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.  In all such examinations, I have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies.  I have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of all persons whom I have deemed appropriate.  With your permission, for purposes of the opinion expressed herein, I have assumed that: (i) the Indenture Trustee has the power and authority to authenticate each Series of Notes and (ii) the terms of each Series of Notes will be duly established so as not to violate applicable law or result in a default under or breach of any agreement or instrument binding as to the Issuing Trust and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuing Trust.

Based on the foregoing, and subject to the further qualifications set forth below, I am of the opinion that:

Upon: (i) the execution, issuance and delivery of each Series of Notes to the Indenture Trustee by the Issuing Trust in accordance with the relevant Indenture, (ii) the authentication of each Series of Notes by the Indenture Trustee in accordance with the relevant Indenture and (iii) the delivery of each Series of Notes against payment as contemplated by (a) the Registration Statement, (b) the Secured Medium-Term Notes Prospectus Supplement or InterNotes® Prospectus Supplement, as applicable, and (c)  the distribution agreement to be entered into by and among Protective Life, the Issuing Trust and the dealers named therein or the selling agent agreement to be entered into by and among Protective Life, the Issuing Trust and the agents named therein, as applicable, each Series of Notes will be valid and binding obligations of the Issuing Trust, enforceable against the Issuing Trust in accordance with their terms.

The foregoing opinion is limited by and subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally; and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

I express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances.  I express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of New York and the State of Delaware, as currently in effect.  In particular (and without limiting the generality of the foregoing), I express no opinion (i) concerning the laws of any country (other than the Federal laws of the United States of America) or as to the effect of such laws (whether limiting, prohibitive or otherwise) on any of the rights or obligations of any Trust, the holders of Notes of any Series of

Notes, or any other party to or beneficiary of any Indenture or the Notes of any Series of Notes; or (ii) concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of Notes of any Series of Notes is located that limits the rate of interest that such holder may charge or collect.  I express no opinion as to (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to any Series of Notes or any Indenture or the transactions contemplated thereby, (ii) any waiver of inconvenient forum, (iii) judgments in currencies other than United States dollars or (iv) the perfection or priority of any security interest in any collateral.  I have exclusively relied, with your permission, as to all matters involving the law of the State of Delaware, upon the opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Protective Life, dated today and addressed to you.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the Prospectus forming a part thereof and to the incorporation by reference of this opinion and consent as exhibits to any registration statement filed in accordance with Rule 462(b) under the Act relating to the Notes.  In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.  I am licensed to practice law in the State of New York only and not licensed to practice law in the State of Alabama or the State of Tennessee.

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Very truly yours,

/s/ Nancy Kane
Nancy Kane